Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT



We consent to the reference to our firm under the headings "Selected Financial Data" and "Experts" and to the use of our reports dated June 6, 2001 and December 4, 2001, in the Registration Statement on Form SB-2 and related Prospectus of Pro-Pharmaceuticals, Inc. for the registration of 2,650,462 shares of its common stock.



/s/ Scillia Dowling & Natarelli LLC

Scillia Dowling & Natarelli LLC




Hartford, Connecticut
December 5, 2001